Item 5.    Other Event

On September 17, 2001, U.S. Gold Corporation (the "Company") received notice from Tonkin Springs Holding Inc. ("TSHI") that effective October 18, 2001 TSHI would withdraw from Tonkin
Springs LLC ("TSCCL").   TSHI currently holds a 60 percent
equity ownership interest in TSLLC and is manager, and the Company, through its subsidiary Tonkin Springs Venture LP ("TSVLP"), holds the remaining 40 percent equity ownership interest. The withdrawal of a participant is provided for under the Members' Agreement of Tonkin Springs LLC (the "Agreement") dated February 26, 1999 (the "Effective Date").

Upon such withdraw TSHI shall have no further right, title or interest in the Tonkin Springs project or TSLLC and its equity ownership interest in TSLLC in shall be deemed transferred to
TSVLP.   Under the Agreement however, TSHI shall remain
obligated to TSVLP (i) to fund Operations of TSLLC for the remaining balance of the adopted Program and Budget in effect for calendar year 2001 (amount not yet determinable), (ii) to pay to TSVLP any unpaid Monthly Minimum Payments due under the Agreement ($45,000 due November 1, 2001 and $45,000 due December 1, 2001), and (iii) to fund and satisfy all unfunded liabilities to third parties (whether such accrue before or after such withdrawal) arising out of Operations conducted subsequent to the Effective Date but prior to TSHI's effective date of withdrawal until such time as TSHI shall have expended a total of $4 million in connection with Operations and thereafter to fund and satisfy its share (i.e., a share proportionate to its 60% ownership interest immediately prior to its withdrawal) of such unfunded liabilities to third parties arising out of Operations conducted subsequent to the Effective Date but prior to TSHI's withdrawal (any such amount not yet determinable).

TSHI had been conducting certain exploration and metallurgical programs at Tonkin Springs as well as maintaining the property and assets on a care and maintenance.

The property and assets at Tonkin Springs include approximately 36 square miles of Federal Bureau of Land Management lode mining claims with approximately 12 linear miles centered along the Battle Mountain Trend in Nevada, as well as a nominal 1,500 ton per day milling facility and related infrastructure maintained on a care and maintenance basis.

The Company intends to initially manage the affairs of TSLLC with TSVLP acting as manager subsequent to the withdrawal of TSHI. The Company will evaluate various alternatives available concerning the Tonkin Springs property and assets which could include but are not limited to seeking a partner to assist in the evaluation, exploration and possible development of the property, selling a portion of the ownership interest of TSLLC, seeking additional financing through debt or equity of the Company and/or TSVLP to fund such efforts on its own behalf, the sale of some of the property or assets of TSLLC, or a combination of these or other alternatives.

The Company has limited financial assets available to it with regard to maintaining and protecting the assets of TSLLC. There can be no assurance that the Company will be able to secure a financially capable partner at Tonkin Springs, secure sufficient debt or equity funding, or sell a portion of the ownership interest in TSLLC, or to sell a portion of property or assets of TSLLC, in order to be able to maintain, hold and protect its remaining assets.

Item 7.    Financial Statement and Exhibits

a.	Financial Statements.	None required.

b.	Members' Agreement of the Members of Tonkin Springs LLC by
and between Tonkin Springs Venture Limited Partnership and Tonkin
Springs Holding Inc. dated February 26, 1999 (Incorporated by reference from the Report on Form 10-KSB for the year ended
December 31, 1998, Exhibit 10.9).